Exhibit 3.01

ARTICLES OF INCORPORATION

OF

AB&T FINANCIAL CORPORATION

As amended

The undersigned hereby makes and acknowledges these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina as contained in Chapter 55 of the General Statutes of North Carolina, entitled “North Carolina Business Corporation Act,” and the several amendments thereto, and to that end hereby sets forth the following:

ARTICLE I

The name of the corporation is AB&T Financial Corporation (herein referred to as the “Corporation”).

ARTICLE II

The Corporation shall have authority to issue a total of 11,000,000 shares of capital stock consisting of 10,000,000 shares of Common Stock, $1.00 par value per share, each with one vote per share and 1,000,000 shares of Preferred Stock, no par value per share. The preferences, limitations and relative rights of the shares of Preferred Stock shall be designated by the Board of Directors and may be issued in one or more series.

ARTICLE III

The street address of the initial registered office of the Corporation is 292 West Main Avenue, Gastonia, Gaston County, North Carolina 28052; the mailing address of the initial registered office of the Corporation is 292 West Main Avenue, Gastonia, Gaston County, North Carolina 28052; and, the name of the initial registered agent at such address is G. William Sudyk.

ARTICLE IV

The name of the incorporator is Phillip B. Kennedy, and the address of the incorporator is 8305 Falls of Neuse Road, Suite 203, Raleigh, Wake County, North Carolina 27615.

ARTICLE V

To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the Corporation shall be personally liable to the Corporation or any of its shareholders or otherwise for monetary damages for breach of any duty as a director. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption.

ARTICLE VI

Any agreement, plan or arrangement providing for the merger, consolidation or exchange of shares of the Corporation with any other corporation, foreign or domestic, or the sale, lease or exchange of all or substantially all of the assets of the Corporation which require prior shareholder approval under North Carolina law shall only be effected after the prior approval of the holders of at least two-thirds of the outstanding shares of all classes of capital stock of the Corporation, voting together as a single class, unless class voting rights are specifically permitted for any class of capital stock of the Corporation. Notwithstanding the foregoing, the requirement of approval of at least two-thirds of the outstanding shares as set forth above shall not be applicable and only such affirmative vote as is required by North Carolina law shall be required, if any such transaction shall have been approved by a majority of the members of the Board of Directors unaffiliated with any other party to the proposed transaction.

ARTICLE VII

Any person as a director of this Corporation may only be removed for “cause” by the shareholders represented by a majority of all shares entitled to vote at an annual or special meeting of this Corporation. The term “cause” for the purposes of this paragraph shall mean (i) the criminal prosecution and conviction during the course of the director’s service as a director of this Corporation of an act of fraud, embezzlement, theft or personal dishonesty (excepting minor traffic and similar violations in the nature of a misdemeanor under North Carolina law), (ii) the prosecution and conviction of any criminal offense involving dishonesty or breach of trust, or (iii) the occurrence of any event resulting in a director being excluded from coverage, or having coverage limited as to the director when compared to other covered directors, under any of the Corporation’s fidelity bonds or insurance policies covering its directors, officers or employees.

This 21st day of June 2007.

/s/ Phillip B. Kennedy
Phillip B. Kennedy, Incorporator

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